Exhibit 99.1

FROM:	FOR:
Financial Relations Board	Community First Bankshares, Inc.
875 N. Michigan Ave., Suite 2348	520 Main Avenue
Chicago, Il 60611	Fargo, ND 58124-0001
Contact: Jeff Wilhoit	Contact: Mark A. Anderson
312-640-6757	701-298-5600
jwilhoit@financialrelationsboard.com	IPR@CommunityFirst.com

COMMUNITY FIRST ACQUISITION BY BANCWEST APPROVED BY FEDERAL RESERVE

FARGO, N.D., October 15, 2004 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced today that the Board of Governors of the Federal Reserve System had approved the applications of BancWest Corporation and its parent, BNP Paribas, to acquire the company.  The company and BancWest previously announced an agreement and plan of merger under which BancWest would acquire the company for $32.25 per share in cash.  The transaction is expected to close October 31, 2004 following the expiration of the statutory fifteen-day waiting period.

Community First Bankshares, a $5.6 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 138 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to:  risk of loans and investments, including dependence on local economic conditions; competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

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